UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2009, Protective Apparel Corporation of America, Point Blank Body Armor, Inc. and Life Wear Technologies, Inc. (collectively, the “Borrowers”), each a subsidiary of Point Blank Solutions, Inc. (the “Company”), and the Company entered into an Eighteenth Amendment (the “Eighteenth Amendment”) to that certain Amended and Restated Loan and Security Agreement, dated as of April 3, 2007 (the “Loan Agreement”), by and among the Borrowers, as borrowers, the Company, as guarantor, and Bank of America, N.A. (as successor by merger to LaSalle Business Credit, LLC) (“Bank of America”), as administrative agent and collateral agent for itself and all other lenders party to the Loan Agreement.  The Loan Agreement provides the Borrowers with financing through a revolving credit line (the “Revolving Loan”) and a term loan.

The Eighteenth Amendment, among other things, (i) increases the interest rate on the Revolving Loan from the base rate plus 4.00% to the base rate plus 6.00%, (ii) changes the amount of the “Availability Block” under the Revolving Loan applicable to various periods under the Loan Agreement, (iii) changes the amount of the Maximum Revolving Loan Limit (as defined under the Loan Agreement) applicable to various periods under the Loan Agreement, (iv) decreases the amount of the minimum EBITDA financial covenant applicable to various periods under the Loan Agreement, and (v) eliminates the minimum availability financial covenant under the Loan Agreement.  Bank of America also consented to the Company’s sale of all of the capital stock of Life Wear Technologies, Inc., a wholly owned subsidiary of the Company, so long as, among other things, the net proceeds of the sale are at least $400,000 and are immediately applied to reduce the amount outstanding under the Revolving Loan.  In connection with the Eighteenth Amendment, the Borrowers paid Bank of America an amendment fee of $250,000.

The foregoing description of the Eighteenth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Eighteenth Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2009, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the 2010 Annual Incentive Plan (the “Plan”), which provides for incentive compensation guidelines for certain individuals, including but not limited to James R. Henderson, the Company’s Chief Executive Officer, Michelle Doery, the Company’s Chief Financial Officer, and Sam White, the Company’s Senior Vice President of Business Development (collectively, the “Executive Officers”).  Pursuant to the Plan, the Compensation Committee approved fiscal year 2010 bonus ranges based on target bonus amounts established by the Compensation Committee.  The target bonus amount (as a percentage of fiscal year 2010 base salary) for each of the Executive Officers is as follows: Mr. Henderson 100%; Ms. Doery 60%; and Mr. White 35%.  The amount of the bonuses earned by the Executive Officers will be determined based upon the achievement of certain Company and individual performance goals during fiscal year 2010.  The bonus amounts will range from 30% to 150% of the target bonus amount based on the achievement of between 90% and 150% of the performance goals.  No bonuses will be awarded if actual performance during fiscal year 2010 with respect to the Company performance goals is less than 90% of the target.  The bonuses, if any, will be paid following the year-end approval of the Company’s financial results by the Audit Committee of the Company’s Board of Directors, provided that the recipient is employed by the Company at the time of the payout.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Eighteenth Amendment to Loan and Security Agreement, dated December 14, 2009, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Life Wear Technologies, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: December 15, 2009	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Eighteenth Amendment to Loan and Security Agreement, dated December 14, 2009, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Life Wear Technologies, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.